UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Quintiles Transnational Corp.
(Name of Registrant as Specified In Its Charter)

Not Applicable
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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Proxy Materials and Litigation Notice Follow-up

Quintiles recently distributed various materials relating to the upcoming Special Meeting of Shareholders to be held on September 25, 2003 and pending litigation relating to the proposed merger.

Given the volume of material, and in response to several questions received from employees, we wanted to provide you with the following summary, which applies to employees outside of the United States other than employees who participate in the Quintiles Employee Stock Ownership and 401(k) Plan.

Why did Quintiles provide this information?
 Quintiles is required to provide this information to Quintiles shareholders and Quintiles option holders under a variety of Securities and Exchange Commission regulations and pursuant to a court order relating to the proposed settlement of the lawsuit identified below. Delivery of these materials is a normal part of the process that companies undergo during a proposed merger. These documents contain information that shareholders and option holders have an interest in. You are encouraged to read them and follow the instructions contained in the materials provided to you.

PROXY MATERIALS

If you have stock options ...
 Employees who are option holders as of August 19, 2003 (the “record date”) should have received a proxy statement, but not a proxy card, since you are only permitted to vote actual shares held as of the record date, not unexercised options or shares obtained through exercise of options after the record date.

If you own Quintiles common stock other than through the Global ESOP...
 If you owned Quintiles common stock as of the record date other than as a participant in the Quintiles Global Employee Stock Ownership Plan (“Global ESOP”), you should have received a separate proxy statement and proxy card, either directly or through your broker.

Further information to be mailed...
 Within the next few days, employees who owned Quintiles common stock other than through the Global ESOP as of the record date may also receive duplicate proxy card(s) with a letter from Pam Kirby encouraging Quintiles shareholders to send in their proxy cards to cast their vote. If you receive such a mailing, you may use either the original or duplicate proxy card(s) to vote your shares. It is not necessary to send in the duplicate proxy card if you have already returned one. (Since option holders are only permitted to vote actual shares held as of the record date, option holders will not receive a duplicate proxy card or a copy of the letter.)

Any questions regarding these proxy materials may be directed to the email address: stocklink@quintiles.com.

LITIGATION MATERIALS

If you have options, participate in the Global ESOP or hold shares of Quintiles common stock other than through the Global ESOP...
 If you hold options, participated in the Global ESOP or held shares of Quintiles common stock other than through the Global ESOP as of the record date, you should also have received a “Notice Of Pendency Of Class Action, Preliminary And Proposed Class Action Certification, Proposed Settlement Of Class Action, Settlement Hearing And Right To Appear” (the “Settlement Notice”). If you participate in the Global ESOP, hold options and/or hold shares of Quintiles common stock other than through the Global ESOP, you may have received multiple copies of the Settlement Notice. The Settlement Notice is related to a proposed settlement of the lawsuit entitled In Re: Quintiles Transnational Corp. Shareholder Litigation.

Any questions regarding the Settlement Notice or the settlement should be directed to Lead Counsel for the plaintiffs, Dan Osborn, Beatie and Osborn, LLP, 212-888-9000.

As filed with the SEC on September 18, 2003.

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